Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Iselin, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

July 31, 2026
111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www.lucbro.com

Creatd, Inc. 1111B S Governors Ave, STE 20721 Dover, DE 19904

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Creatd, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by certain selling stockholders of up to 180,030 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of previously issued and outstanding shares of Common Stock and shares of Common Stock issuable upon the conversion or exercise, as applicable, of certain convertible promissory notes and common stock purchase warrants, in each case issued pursuant to the securities purchase agreement, dated November 9, 2025, by and among the Company and the purchasers party thereto (the “Purchase Agreement”). The Shares include:

(i)	up to 126,000 Shares of Common Stock;

(ii)	up to 1,250 Shares, which underlie convertible promissory notes (the “Notes”) issued pursuant to the Purchase Agreement, convertible at a price of $10.00 per share, subject to customary adjustment provisions; and

(iii)	up to 52,780 Shares underlying common stock purchase warrants (the “Warrants”) issued pursuant to the Purchase Agreement, exercisable on a cashless basis, comprised of 52,155 Shares underlying warrants exercisable at a 3x cashless ratio and 625 Shares underlying warrants exercisable at a 4x cashless ratio.

The offering of the Shares will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company. We are opining herein as to the laws of the United States and Chapter 78 of the Nevada Revised Statutes of the State of Nevada, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(i) the 126,000 Shares of Common Stock referred to in clause (i) above have been duly authorized by the Company and are validly issued, fully paid and non-assessable shares of Common Stock; and

(ii) the Shares referred to in clauses (ii) and (iii) above have been duly authorized and reserved for issuance by the Company, and when issued and delivered by the Company upon conversion of the Notes or exercise of the Warrants, as applicable, in accordance with their respective terms, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under

Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP